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                                                                    Exhibit 7(d)

Exhibit A

                         Automatic Coinsurance Agreement

                                     Between

                 Prudential Annuities Life Assurance Corporation
                         of Shelton, Connecticut U.S.A.
                (Reinsured referred to as you, your or Reinsured)

                                       and

                             Pruco Reinsurance Ltd.
                            of Hamilton HM11, Bermuda
                         (referred to as the Reinsurer)

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                                TABLE OF CONTENTS

ARTICLE I................................................................3
   Automatic Reinsurance.................................................3
ARTICLE II...............................................................3
   Liability.............................................................3
ARTICLE III..............................................................4
   Plan and Amount of Insurance..........................................4
ARTICLE IV...............................................................4
   Reinsurance Premiums..................................................4
ARTICLE V................................................................4
   Payments by Reinsurer.................................................4
ARTICLE VI...............................................................4
   Reporting and Cash Settlement.........................................4
ARTICLE VII..............................................................5
   Deposits on the Reserves..............................................5
ARTICLE VIII.............................................................6
   Credit for Reinsurance................................................6
ARTICLE IX..............................................................11
   General Provisions...................................................11
ARTICLE X...............................................................15
   DAC Tax Agreement....................................................15
ARTICLE XI..............................................................16
   Recapture............................................................16
ARTICLE XII.............................................................16
   Arbitration..........................................................16
ARTICLE XIII............................................................17
   Duration of Agreement................................................17
ARTICLE XIV.............................................................17
   Entire Agreement.....................................................17
ARTICLE XV..............................................................18
   Execution............................................................18
SCHEDULE A..............................................................19
   Business Reinsured...................................................19
SCHEDULE B.....................................Error! Bookmark not defined.
   Monthly Settlement Report............................................20
SCHEDULE C..............................................................21
   Monthly Business Management Report...................................21
SCHEDULE D..............................................................22
   Annual Report........................................................22
SCHEDULE E..............................................................23
Prototype HD GRO Benefit Rider Forms....................................23

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The Reinsured and the Reinsurer mutually agree to reinsure on the terms and conditions set out below.

                                    ARTICLE I

                              Automatic Reinsurance

1. Insurance. The Reinsured will cede and the Reinsurer will accept as reinsurance the underlying benefit provided by the Highest Daily Guaranteed Return Option (HD GRO) benefit riders written by the Reinsured as shown in Schedule A or any amendments to thereto. Prototypes of the HD GRO benefit riders available as of the effective date of this Agreement are contained in Schedule E.

2. Coverages. The underlying HD GRO benefit riders may be attached to any deferred annuity contract written by the Reinsured and were first issued on the dates specified in Schedule A. Reinsurance under this Agreement will be provided for the HD GRO benefit riders while such riders are in effect on the associated annuity contracts.

                                   ARTICLE II

                                    Liability

1. Liability. The liability of the Reinsurer on any reinsurance under this Agreement begins upon the effective date of this Agreement as set forth in
     Article XV, Execution, and ends after all underlying insurance contracts associated with the reinsured HDGRO benefit riders have terminated or the business reinsured is otherwise recaptured or terminated. The liability of the Reinsurer to the Reinsured under this Agreement will be the HD GRO benefit obligation to any covered contract holder on the maturity date of the guarantee to the extent the guarantee exceeds the contract's account value, subject to the limits defined in Schedule A(2).

2. The liability of the Reinsurer will be settled and paid to the Reinsured monthly on the basis of the monthly reports prepared by the Reinsured in the form of Schedule B. Payment of any amount due to be paid by the Reinsurer or the Reinsured will be determined on a net basis and will be paid within 5 business days after receipt of the monthly report.

3. This is a contract solely between the Reinsured and the Reinsurer. The obligations under this contract of the Reinsurer are solely to the Reinsured and those of the Reinsured solely to the Reinsurer.

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                                   ARTICLE III

                          Plan and Amount of Insurance

1. Plan. Reinsurance under this Agreement will be on the coinsurance basis in accordance with the underlying HD GRO benefit riders issued by the Reinsured and listed on Schedule A while such riders are in effect on the associated insurance contracts.

2. Reduction and Terminations. If any HD GRO benefit rider is terminated or any of the underlying insurance contracts associated with the HD GRO benefit rider reinsured under this Agreement are terminated by payment of a death benefit, surrender or annuitization, the reinsurance with respect to that contract will be terminated subject to any party's right to payment under this Agreement with respect to such terminated rider.

                                   ARTICLE IV

                              Reinsurance Premiums

After the effective date of this Agreement, the Monthly Premium due the Reinsurer by the Reinsured with respect to each insurance contract reinsured is specified in Schedule B or any amendments thereto.

                                    ARTICLE V

                              Payments by Reinsurer

     1. Benefits. The Reinsurer will pay the Reinsured the remaining obligation under the HD GRO benefit rider on the maturity date of the guarantee, to the extent that the guarantee exceeds the contract's account value, subject to the limits defined in Schedule A(2).

     2. Expense Allowance. As more fully described on Schedule B, the Reinsurer will pay the Reinsured a monthly expense allowance.

                                   ARTICLE VI

                          Reporting and Cash Settlement

1. The Reinsured will provide the Reinsurer with information necessary to properly account for the business reinsured.

2. Not later than ten (10) business days after the end of each month, the Reinsured will submit to the Reinsurer a report substantially in accordance with Schedule B. The Reinsured agrees to provide or make available to the Reinsurer such documentation as may be necessary to support the items reported.

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3.   Not later than ten (10) business days after the end of each month, the
     Reinsured will submit to the Reinsurer a report substantially in accordance with Schedule C.

4. Not later than ten (10) business days after the end of each calendar year, the Reinsured will submit to the Reinsurer a report substantially in accordance with Schedule D.

5. The Reinsurer and the Reinsured shall consider any balance due and unpaid, whether on account of premiums, allowances, losses or claims expenses, to be mutual debits or credits under this Agreement and will offset, if permitted under the applicable law. Only the balance will be considered in determining the liability of the Reinsurer.

6. Cash settlement of balances due between Reinsured and Reinsurer will be made within five (5) business days of receipt of Schedule B each month.

7. The Reinsurer may contest any calculation contained a report from the Reinsured by providing an alternative calculation to the Reinsured in writing within 30 days of the Reinsurer's receipt of the Reinsured's calculation. If the Reinsurer does not so notify the Reinsured, the Reinsured may consider the reports final.

     If the Reinsurer contests the Reinsured's calculation, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Reinsured and the Reinsurer do not reach agreement on the calculation within such 30-day period, then the calculation shall be determined by an independent accounting firm or other independent third party acceptable to both the Reinsured and the Reinsurer within 20 days after the expiration of such 30-day period.

                                   ARTICLE VII

                            Deposits on the Reserves

The Reinsurer will hold reserves that are at least as great as those required by Bermuda laws and regulations.

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                                  ARTICLE VIII

                             Credit for Reinsurance

1. Security for Payment of Reinsurer's Obligations. In order to enable the Reinsured to take the maximum credit for the risks ceded under this Agreement on its statutory financial statements (the "Credit Amount") the Reinsurer will satisfy one of the following requirements:

          a. Apply for, provide to the Reinsured, and maintain during the entire term of this Agreement, one or more Letters of Credit that satisfy each of the requirements for Letters of Credit set forth below.

          b. Enter into a Trust Agreement to establish a trust account securing the Credit Amount that satisfies each of the requirements for Trust Agreements set forth below.

          c. Use a combination of Letters of Credit and Trust Agreement with respect to the Credit Amount.

     The Reinsured agrees to allow the Reinsurer to substitute Trust funds for Letter of Credit obligations or Letter of Credit obligations for Trust funds under this Agreement, provided the Reinsured has given written approval in advance to such substitution. The Reinsurer will seek approval for the substitution of funds with at least 30 days prior notice. The Reinsured shall negotiate any requested transfers in good faith and shall not unreasonably or arbitrarily withhold such approval. Notwithstanding the foregoing, the Reinsured may withhold approval, rescind any prior approval or request the Reinsurer to substitute funds if the Reinsured is unable to obtain credit for reinsurance with respect to the Trust funds or with respect to any Letter of Credit obligations.

     The Reinsurer agrees to:

     a. Submit to the jurisdiction of an alternative dispute resolution panel or court of competent jurisdiction with the United States;

     b. Comply with all the requirements necessary to give such court or panel jurisdiction;

     c.   Designate an agent upon whom service of process may be effected; and

     d.   Abide by the final decision of such court or panel.

2. Letters of Credit. Each Letter of Credit must individually satisfy subsections a, b, c and d below and all of the Letters of Credit collectively must satisfy the requirements of subsections e and f. In addition, each Letter of Credit individually and all of the Letters of Credit collectively must satisfy any other applicable legal or regulatory requirements of Connecticut that must be complied with in order to ensure that the Reinsured is entitled to take the maximum credit for the risks ceded under this Agreement on its statutory financial statements, given that the Reinsurer is neither a licensed nor an accredited reinsurer under the applicable laws and regulations of Connecticut.

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     a.   Each Letter of Credit must: (I) be an original and signed by an authorized official of the issuing bank or an authorized official of the confirming bank (in the case of a confirmation meeting the requirements of this Section); (II) contain an issuance date and contain an expiry date that is no earlier than one calendar year from the issuance date; (III) be issued or confirmed by a "Qualified Bank" (as defined in subsection b below that is acceptable to the Reinsured); (IV) be issued on behalf of the Reinsurer as the "Applicant" and include such indication in a boxed area that states it is "For Internal Identification Purposes Only" (or similar words to that effect) and that does not affect the terms of the Letter of Credit or the bank's obligations thereunder; (V) be issued to the Reinsurer as "Beneficiary" and expressly indicate in the body of the Letter of Credit that the definition of the "Beneficiary" under the Letter of Credit includes any successor by operation of law of the Reinsurer, including, without limitation, any liquidator, rehabilitator, receiver, or conservator for the Reinsurer; (VI) be issued, presentable and payable at an office of the issuing or confirming bank within the United States; (VII) be "clean and unconditional" (meaning that the Letter of Credit makes no reference to any other agreement, document or entity and provides that the Beneficiary need only draw a sight draft under the Letter of Credit or confirmation and present it to promptly obtain funds and that no other document need be presented); (VIII) contain a statement that it is not subject to any agreement, condition or qualification outside the Letter of Credit itself; (IX) contain a statement to the effect that the obligation of the issuing bank under the Letter of Credit is an individual obligation of such bank and is in no way contingent upon reimbursement with respect thereto; (X) be irrevocable and contain an "evergreen clause" (meaning that the letter of credit or confirmation cannot be revoked prior to its expiry date and that it will automatically renew prior to the occurrence of the expiry date unless written notice sent by U.S. registered mail has been delivered to the Reinsured as Beneficiary at the notice address stipulated in subsection c not less than 30 days prior to the expiry date); (XI) state that it is subject to and governed by the laws of the State of Connecticut and the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 500) and that, in the event of any conflict, the laws of the State of Connecticut will control; and (XII) contain a provision for an extension of time, of not less than 30 days after resumption of business, to draw against the Letter of Credit in the event that one or more of the occurrences described in article 17 of Publication 500 occurs.

     b. The term "Qualified Bank" as used herein shall mean a bank or trust company that: (I) is organized and existing, or in the case of a branch or agency office of a foreign banking organization is licensed, under the laws of the United States or any state thereof; (II) is regulated, supervised and examined by United States Federal or state authorities having regulatory authority over banks and trust companies; (III) is determined by the Securities Valuation Office of the National Association of Insurance Commissioners to meet such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of banks and trust companies whose letters of credit will be acceptable to insurance regulatory authorities; (IV) is not a foreign branch office of a bank or trust company organized and existing in the United States; and (V) is not a parent, subsidiary or affiliate of the Reinsured or the Reinsurer.

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     c.   Each Letter of Credit must indicate that notices of non-renewal will be sent to the following address, or such other address as may be indicated in a notice sent by the Reinsured to the issuing or confirming bank:

               Chief Actuary
               Prudential Annuities Life Assurance Corporation
               One  Corporate Drive
               Shelton, Connecticut 06484

     d. All of the Letters of Credit must, in the aggregate, provide for a maximum amount that can be drawn thereunder of a sum that is at least as great as the Reinsured has indicated will be required under this Agreement and all other related reinsurance agreements between the Reinsurer and the Reinsured or any affiliate of the Reinsurer. Approximately one month before the end of each calendar quarter, the Reinsured will determine and communicate to the Reinsurer the aggregate Credit Amount needed under all of the Letters of Credit as well as any other information necessary for the Reinsurer to provide the Reinsured the required Letters of Credit prior to end of each calendar quarter. The cost for all Letters of Credit furnished and maintained under this Agreement will be borne solely by the Reinsurer.

     e. The Reinsurer and the Reinsured agree that any or all of the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon in full or in part at any time, notwithstanding any other provisions in this Agreement, and may be utilized by the Reinsured or any successor by operation of law of the Reinsured including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reinsured for any of the following purposes:

          i. to reimburse the Reinsured for the Reinsurer's share of premiums returned to the owners of contracts associated with the HD GRO benefit riders reinsured under this Agreement on account of cancellations of such contracts;

          ii. to reimburse the Reinsured for the Reinsurer's share of benefits or losses paid by the Reinsured under the terms and provisions of the HD GRO benefit riders reinsured under this Agreement;

          iii. to fund an account with the Reinsured in an amount at least equal to the deduction, for reinsurance ceded, from the Reinsured's liabilities for the HD GRO benefit riders ceded under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and

          iv. to pay any other amounts the Reinsured claims are due under this Agreement.

               All of the foregoing will be applied without diminution because of insolvency on the part of the Reinsured or the Reinsurer.

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     f.   The Reinsurer further acknowledges and agrees that the Reinsured or any successor by operation of law of the Reinsured including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reinsured may draw upon any or all of the Letters of Credit in full or in part in the event that: (I) a notice of cancellation or non-renewal has been issued by the issuing or confirming bank under any of the Letters of Credit and the Reinsurer has not obtained one or more replacement letters of credit that satisfy all of the applicable requirements by that date which is ten days prior to the earliest expiry date of the Letter of Credit or Letters of Credit as to which notice of cancellation or non-renewal has been sent; or (II) the maximum amount that may be drawn under any of the Letters of Credit has been reduced other than in accordance with the Reinsured's direction or the Reinsured has determined and communicated to the Reinsurer in accordance with the provisions of subsection d. above a need to increase the aggregate amount available under all of the Letters of Credit and the Reinsurer has not obtained one or more replacement Letters of Credit or one or more additional Letters of Credit so that all issued and outstanding Letters of Credit that will remain in effect provide for coverage in an amount sufficient to meet the requirements of d above.

3. Trust Agreement. Any Trust Agreement to establish a trust account securing the Credit Amount must satisfy the requirements below.

          a. Fifteen days prior to the end of each calendar quarter or at any other time, the Reinsured will determine and communicate the Credit Amount to the Reinsurer. The Credit Amount shall be an amount at least equal to the deduction for reinsurance ceded from the Reinsured's liabilities for HD GRO benefit riders ceded under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums. The Reinsured will determine and communicate this amount to the Reinsurer in order to enable the Reinsurer to ensure that the Trust is maintained with a sufficient balance. All costs and expenses of maintaining the trust will be borne by the Reinsurer and will not be paid by any of the Assets held in the Trust.

          b. The Reinsurer will deposit into the trust on or before a date agreed to by the parties Assets that cause the market value of the trust to meet or exceed 102% of the most recently communicated Credit Amount immediately prior to the date for the deposit of Assets into the Trust.

          c. The assets deposited in the trust account shall be valued according to their current fair market value, and shall consist of only those instruments detailed within the Trust Agreement, provided that such investments are issued by an institution that is not a parent, subsidiary, or an affiliate of either the Reinsured or the Reinsurer. Within 3 days of a request from the Reinsured, the Reinsurer shall provide a report setting forth the current fair market value of the trust assets.

          d. The Reinsurer shall, prior to depositing assets with the Trustee, execute assignments, endorsements in blank, or transfer legal title to the Trustee of all

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               shares, obligations or any other assets requiring assignments, in order that the Reinsured, may, whenever necessary, negotiate any such assets without consent or signature from the Reinsurer or any other entity.

          e. The Reinsurer and the Reinsured agree that the assets in the trust account may be drawn upon at any time, notwithstanding any other provisions in this Agreement, and be utilized and applied by the Reinsured or any successor by operation of law of the Reinsured including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reinsured, for the following purposes:

               i. To reimburse the Reinsured for the Reinsurer's share of premiums returned to the owners of contracts associated with the HD GRO benefit riders reinsured under this Agreement on account of cancellation of such contracts;

               ii. To reimburse the Reinsured for the Reinsurer's share of benefits or losses paid by the Reinsured under the terms and provisions of the HD GRO benefit riders reinsured under this Agreement;

               iii. To fund an account with the Reinsured in an amount at least equal to the deduction for reinsurance ceded from the Reinsured's liabilities for the HD GRO benefit riders ceded under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums;

               iv. To pay any other amounts the Reinsured claims are due under this Agreement.

All of the foregoing will be applied without diminution because of insolvency on the part of the Reinsured or the Reinsurer or the inability of the Reinsured to pay all or any part of a claim.

The Reinsured agrees to return to the Reinsurer any amounts withdrawn which are in excess of the actual amounts required for i, ii and iii above, or in the case of iv, such amounts that are in excess of the amounts ultimately determined to be due under this Agreement. In addition, the Reinsured shall make interest payments to the Reinsurer on amounts withdrawn pursuant to item (iii) above, to the extent such interest is not needed to be retained to maintain the account at the Credit Amount. The rate of interest charged will be equal to MOODY's 30-Day AAA Rate, but no greater than the Prime Rate of interest as published in Federal Reserve Bulletin. The MOODY's 30-Day AAA Rate and the Prime Rate shall be determined on the first business day of each month in which interest is payable.

Following the receipt of a new Credit Amount, but prior to the start of the new calendar quarter, the Reinsurer shall have the right to seek approval from the Reinsured to withdraw from the trust account a portion of the assets contained therein and to transfer such assets to the Reinsurer, provided that after such withdrawal and transfer, the market value of the trust account is no less than one hundred and two percent (102%) of the Credit Amount most recently determined and communicated by the Reinsured to the Reinsurer. The Reinsured shall be the sole judge of the application of this provision, but shall not unreasonably nor arbitrarily withhold its approval.

          f. The Trust shall remain in effect until the later of the termination of this Reinsurance Agreement or the full satisfaction and discharge of any and all liabilities and obligations owed by the Reinsurer to the Reinsured, unless the Reinsurer and the Reinsured mutually agree in writing to terminate the Trust at an earlier date. Notwithstanding any provision contained in the Trust Agreement, the Reinsurer shall not seek to terminate the trust unless it has written permission from the Reinsured. The Reinsured shall not arbitrarily or unreasonably withhold such permission if another form of collateral acceptable to the Reinsured is provided by the Reinsurer for the Credit Amount.

          g. Prior to the Reinsurer's establishing or funding the Trust, the Reinsured shall submit a copy of the Trust Agreement to applicable state regulatory authorities for approval, if such approval is required by state insurance law or regulations. The Reinsured shall promptly inform the Reinsurer of such approval or of any changes to such documents required by regulatory authorities.

                                   ARTICLE IX

                               General Provisions

1. Reinsurance Conditions. The reinsurance is subject to the same limitations and conditions as the HD GRO benefit riders written by the Reinsured on which the reinsurance is based.

2. Expenses. In no event will the Reinsurer have any liability for any extra-contractual damages which are rendered against the Reinsured as a result of administrative errors, acts, omissions or course of conduct committed by the Reinsured in connection with the annuity contracts associated with the HD GRO benefit riders reinsured under this Agreement. In no event will the Reinsured have any liability for extra-contractual damages against the Reinsurer as a result of acts, omissions, or course of conduct committed by the Reinsurer in connection with the reinsurance of the HD GRO benefit riders under this Agreement.

3. Oversights. If failure to pay any premium due or to perform any other act required by this Agreement is unintentional and is caused by misunderstanding or oversight, the Reinsured and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.

4. Inspection. At any reasonable time, the Reinsurer and the Reinsured may inspect the original papers and any other books or documents at the Home Office of the other relating to or affecting reinsurance under this Agreement.

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     It is mutually agreed by the Reinsured and the Reinsurer that any information that is made available for inspection under this section of the Agreement will be kept confidential and under no circumstances may this information be disclosed to, or made available for inspection by, any third party without the prior written consent of the other contracting party.

5. Assignment or transfer. In no event will either the Reinsured or the Reinsurer assign any of its rights, duties and or obligations under this Agreement without the prior written approval of the other party. Such approval will not unreasonably be withheld. In no event will either the Reinsured or the Reinsurer transfer either the HD GRO benefit riders reinsured under this Agreement or the reinsurance without the prior written approval of the other party. Such approval will not unreasonably be withheld. No assignment or transfer shall be effective unless such assignment or transfer is (i) filed with the Reinsured's appropriate domiciliary regulator(s) at least 30 days prior to the proposed effective date, (ii) not disapproved, (iii) made in writing and (iv) signed by the parties hereto.

6. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be construed in accordance with the applicable federal law and the laws of the State of Connecticut.

7. Premium Taxes. The Reinsurer will reimburse the Reinsured for any applicable premium taxes incurred that are directly attributable to the reinsured HD GRO riders.

8. Insolvency. In the event of the declared insolvency of the Reinsured, and the appointment of a domiciliary liquidator, receiver, conservator or statutory successor for the Reinsured, this reinsurance will be payable immediately upon demand, with reasonable provision for verification, directly to the Reinsured or its domiciliary liquidator, receiver, or conservator or statutory successor, on the basis of the liability of the Reinsured without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim.

     Every liquidator, receiver, conservator or statutory successor of the Reinsured or guaranty fund or association will give written notice to the Reinsurer of the pendency of a claim involving the Reinsured indicating which of the underlying insurance contracts would involve possible liability on the part of the Reinsurer to the Reinsured or its domiciliary liquidator, receiver, conservator or statutory successor, within a reasonable amount of time after the claim is filed in the conservation, liquidation, receivership or other proceeding. Failure to give such notice shall not excuse the obligation of the Reinsurer unless it is substantially prejudiced thereby.

     During the pendency of any claim, the Reinsurer may investigate the same and interpose, at its own expense, in the proceeding where that claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured, to its contract owner, or to any liquidator, receiver or statutory successor of the Reinsured or guaranty fund or association. The expenses thus incurred by the Reinsurer will be chargeable, subject to approval of the applicable court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured as a result of the defense undertaken by the Reinsurer.

     This reinsurance will be payable directly to the Reinsured or to its domiciliary liquidator, receiver, conservator or statutory successor, except as expressly required otherwise by applicable insurance law.

9. Insolvency of the Reinsurer. In the event of the insolvency, bankruptcy, receivership, rehabilitation or dissolution of the Reinsurer, the Reinsured may retain all or any portion of any amount then due or which may become due to the Reinsurer under this Agreement and use such amounts for the purposes of paying any and all liabilities of the Reinsurer incurred under this Agreement. When all such liability hereunder has been discharged, the Reinsured will pay the Reinsurer, its successor or statutory receiver, the balance of such amounts withheld as may remain.

10. Confidentiality. The Reinsurer agrees to regard and preserve as confidential all information and material which is related to the Reinsured's business and/or customers that may be obtained by the Reinsurer from any source as a result of this Agreement. The Reinsurer will not, without first obtaining the Reinsured's prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any information designated by the Reinsurer as Confidential Information or Customer Information except as necessary for retrocession purposes, external auditors, as required by court order, or as required by law or regulation. "Confidential Information" includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to the Reinsured's insurance and financial products, planned or existing computer systems architecture and software, data, and information of the Reinsured as well as third party confidential information to which the Reinsured has access. "Customer Information" includes all information provided by or at the direction of the Reinsured about a customer of the Reinsured or any affiliates of the Reinsured, including but not limited to name, address, telephone number, email address, account or policy information, and any list or grouping of customers.

     Notwithstanding the foregoing, this provision shall not apply with respect to disclosing of Confidential Information which is or becomes publicly known through no wrongful act of the Reinsurer; or is received from a third party without similar restriction and without breach of this Amendment; or is independently developed by the Reinsurer; or is approved for release by written authorization of the Reinsured; or is placed in or becomes party of the public domain pursuant to or by reason of operation of law. The foregoing exceptions do not apply to the disclosure of Customer Information, which may not be disclosed without the Reinsured's prior written consent.

     These provisions regarding Confidential Information shall survive the termination of the parties' obligations under this Agreement for a period of two years, and the provisions regarding Customer Information shall survive the termination of the parties' obligations under this Agreement indefinitely.

     The Reinsurer certifies that it has implemented and will maintain an effective information security program to protect the Reinsured's Customer Information, which program includes administrative, technical, and physical safeguards:

          (a)  to ensure the security and confidentiality of Customer
               Information;

          (b) to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and

          (c) to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to the Reinsured or its affiliates, or to customers of any of them.

     In the event that the Reinsurer is in material breach of any provisions of these provisions, it shall immediately advise the Reinsured and take steps to remedy such breach, including but not limited to protecting customers, the Reinsured, and the Reinsured's affiliates against the consequences of any disclosure or use of Customer Information in violation of these provisions.

11. Notices. Notices regarding this Agreement shall be in writing and deemed delivered if personally delivered, sent via facsimile or other agreed upon electronic means, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

          Chief Actuary - Annuities
          Prudential Annuities Life Assurance Corporation
          One  Corporate Drive
          Shelton, CT 06484

          Copy to: Prudential Annuities - Actuarial
                   Fax No:  973-367-8746

          Pruco Reinsurance Ltd.
          c/o Marsh Management Services (Bermuda) Ltd.
          Victoria Hall
          11 Victoria Street
          Hamilton HM11, Bermuda

          Copy to: Pruco Reinsurance Ltd - Beverly Barney
                   Fax No:  973-799-0006

     Notice shall be deemed given on the date it is deposited in the mail or sent via facsimile or other electronic means in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

                                    ARTICLE X

                                DAC Tax Agreement

1. The Reinsured and the Reinsurer, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) as promulgated under the Internal Revenue Code, as found in Title 26 of the United States Code, hereinafter referred to as the Regulations and the IRC. Both parties agree to make the election contemplated by this Section 14 by timely attaching to their U.S. tax returns the schedule contemplated by Section 1.848-2(g)(8)(ii) of the Regulations. Furthermore, the parties agree to the following:

     a. For each taxable year under this Agreement, the party with the net positive consideration, as defined in the Regulations, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 (c)
          (1);

     b. The Reinsured and the Reinsurer agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the U.S. Internal Revenue Service;

     c. The Reinsured will submit to the Reinsurer by May 1 of each year its calculation of the net consideration for the preceding calendar year.

     d. The Reinsurer may contest such calculation by providing an alternative calculation to the Reinsured in writing within 30 days of the Reinsurer's receipt of the Reinsured's calculation. If the Reinsurer does not so notify the Reinsured, the Reinsurer will report the net consideration as determined by the Reinsured in the Reinsurer's tax return for the previous calendar year;

     e. If the Reinsurer contests the Reinsured's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Reinsured and the Reinsurer do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both the Reinsured and the Reinsurer within 20 days after the expiration of such 30-day period.

     f. The Reinsured and the Reinsurer agree that this election shall first be effective for the 2008 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

     The Reinsured represents and warrants that it is subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the IRC of 1986, as amended. The Reinsurer represents and warrants that it has duly elected to be subject to U.S. taxation under
     Section 953(d) of the IRC of 1986, as amended.

                                   ARTICLE XI

                                    Recapture

The business reinsured under this Agreement will not be eligible for recapture, except through mutual agreement of both parties.

                                   ARTICLE XII

                                   Arbitration

1. Any controversy or claim arising out of or relating to this Agreement will be settled by arbitration.

2. There must be three arbitrators who will be active, prior or retired officers of life insurance companies other than the contracting companies or their subsidiaries or affiliates. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third.

     In the event either contracting company fails to choose an arbitrator within thirty (30) days after the other contracting company has given written notice of its arbitrator appointment, the contracting company which has given written notice may choose two arbitrators who will in turn choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty (30) days following their appointment, each arbitrator will nominate three candidates within ten (10) days thereafter, and the final selection will be made by a court of competent jurisdiction from among the submitted names (three each) or any other persons the court finds to be a qualified and impartial arbitrator.

3. With regard to (2) above, arbitration must be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association that will be in effect on the date of delivery of demand for arbitration.

4. Each contracting company will pay its arbitrator and its arbitration expenses and the two companies will share equally the third arbitrator's expenses.

5. The award agreed to by the arbitrators will be final and binding upon the parties, and judgment may be entered upon it in any court having jurisdiction.

                                  ARTICLE XIII

                              Duration of Agreement

1. This Agreement may be terminated with respect to new HD GRO benefit riders at any time by either party giving ninety (90) days' written notice of termination. The day the notice is deposited in the mail addressed to the Home Office or to an Officer of either company will be the first day of the ninety (90) day period. No termination shall be effective unless such termination is (i) filed with the Reinsured's appropriate domiciliary regulator(s) at least 30 days prior to the proposed effective date, (ii) not disapproved, (iii) made in writing, and (iv) signed by the parties hereto.

2. During the ninety (90) day period, this Agreement will continue to remain in force.

3. After termination, the Reinsurer and the Reinsured will remain liable for all reinsurance that became effective prior to the termination of the Agreement.

                                   ARTICLE XIV

                                Entire Agreement

This Agreement including any Schedules and Amendments will constitute the entire agreement between the parties with respect to the business being reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

No change or modification to the Agreement shall be effective unless such change or modification is (i) filed with the Reinsured's appropriate domiciliary regulator(s) at least 30 days prior to the proposed effective date, (ii) not disapproved, (iii) made in writing, and (iv) signed by the parties hereto.

                                   ARTICLE XV

                                    Execution

In witness of the above, this Agreement is signed in duplicate at the dates and places indicated and will be effective as of the 28th day of January 2008.

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
At Shelton, Connecticut

On:
          ---------------------------------

Signature:
          ---------------------------------


By:
          ---------------------------------

Title:
          ---------------------------------

PRUCO REINSURANCE LTD.
At

On:
          ---------------------------------

Signature:
          ---------------------------------

By:
          ---------------------------------

Title:
          ---------------------------------

                                   SCHEDULE A

                               Business Reinsured

Form Name and Type  First Issue Dates     Form Number
------------------  -----------------  -----------------
HDGRO Rider         January 28, 2008   RID-HDGRO (1/08)
                                       SCH-HDGRO (1/08)

1. The Reinsured may seek to amend this Schedule A to add HD GRO benefit rider forms that become available after the effective date of the Agreement in accordance with the terms of the Agreement.

2. Claims arising under the HD GRO benefit rider are equal to the remaining HD GRO protected value under a contract on the guaranteed maturity dates to the extent that the protected value exceeds the account value paid as due under the HD GRO benefit rider. Claims will not include any amounts that are paid by the Reinsured as a result of administrative errors.

                                   SCHEDULE B

                            Monthly Settlement Report

A.   Due Reinsurer

     1. The Monthly Premium is designed to be equivalent to the fee actually collected from the contract holder for the rider, currently 35 basis points annualized. After the end of each month the monthly equivalent of this fee will be applied to the sum of 1/2 of the Variable Account balances for all contracts covered under this Agreement as of the last business day of the preceding month and 1/2 of the Variable Account balances for all contracts covered under this Agreement as of the last business day of the month prior to the preceding month.

B.   Due Reinsured

     1. Any claim associated with the HD GRO benefit rider on a maturity date of the guarantee to the extent the guarantee exceeds the contract's account value.

     2. A monthly expense allowances calculated as follows: after the end of each month the monthly equivalent of an annual 1 basis point charge will be applied to the sum of 1/2 of the Variable Account balances for all contracts covered under the Agreement as of the last business day of such month reported and 1/2 of the Variable Account balances for all contracts covered under this Agreement as of the last business day of the preceding month.

C.   Balance During the Period = A- B

     .    If positive, the balance is due to be paid by the Reinsured.

     . If negative, the absolute value of the balance is due to be paid by the Reinsurer

     The above information will be provided by the Reinsured on an aggregate basis. The individual insurance contract data will be available to the Reinsurer on a computer tape or diskette upon request.

                                   SCHEDULE C

                       Monthly Business Management Report

A.   Informational Reports

     1. Reserve Report showing the statutory reserves, Account Values and Surrender Value.

     2. Production report with premiums (split by initial and additional premiums) and contract counts, including the number of insurance contracts in force at the beginning and at the end of the month.

                                   SCHEDULE D

                                  Annual Report

The annual report will provide the following information:

     "Exhibit of Number of Policies, Contracts and Certificates for Annuities": from the NAIC-prescribed annual statement

                                   SCHEDULE E

                         Prototype HD GRO Benefit Riders